Exhibit 99.1

Petros Pharmaceuticals Reports Third Quarter Financial Results and Provides Corporate Update

Third Quarter has Record STENDRA® Prescription and Tablet sales

New York – November 15, 2021 – Petros Pharmaceuticals, Inc. (“Petros” or “the Company”) (Nasdaq: PTPI), a leading provider of therapeutics for men’s health, today announced financial results for the third quarter ended September 30, 2021.

Recent Highlights:

•	Total STENDRA® prescription and tablet sales hit record levels in Q3

•	Total STENDRA® mg sold in Q3 increased 6% over Q2, which was up 4% over Q1, showing continuing momentum in the market

•	Completed pilot label comprehension study to initiate process for STENDRA® prescription erectile dysfunction medication to support the process for designation as over -the-counter treatment

•	Enrolled Phase 2 Label Comprehension Study Progressing the Process for STENDRA® Prescription Erectile Dysfunction Medication to Achieve Designation as an over-the-counter treatment

•	Entered exclusive marketing agreement with Hims & Hers Health expanding dosages offered on their telehealth platform

•	Expanded program for novel investigational non-invasive treatment formulation for Peyronie’s disease

“Petros continued its momentum during the third quarter with the number of prescriptions and tablets hitting record levels. The demand for Stendra® continues to be strong with total milligrams sold (total milligrams of all tablets sold, including 50mg, 100mg, and 200mg) increasing 6% over the prior quarter. Prescription Medications segment gross sales increased 46% quarter over quarter during the third quarter; however, net sales declined 17% during the same period. Net sales is adjusted for various allowances such as product returns, contract rebates, coupon redemptions and other reasons, related primarily to Stendra®. During the third quarter, the allowances were impacted by greater coupon redemptions which increased as a result of a larger discount provided to one of our online distributors as a result of a new contract. In addition, our product returns increased during the third quarter as a result of certain Stendra® inventory at resellers approaching expiration. The impact from these allowances is mostly complete and we expect the amount of Stendra® returns to decline in future periods as a result of two factors. First, we have improved our wholesale inventory levels to 25 days on hand, down from an average of 40 days on hand in prior periods, decreasing the risk of obsolescence. Second, in recent formulations of STENDRA®, we have been able to extend its shelf life by over 30% to 4 years. Both of these factors should result in lower product returns in future periods,” stated Fady Boctor, Petros Pharmaceuticals’ President and Chief Commercial Officer.

“We continue to make progress with our strategies, particularly with our objective of obtaining over-the-counter status for STENDRA®, our lead product for erectile dysfunction. During July, we completed the enrollment of our pivotal-grade label comprehension study, a key milestone as we work with the U.S Food and Drug Administration (the FDA) to have STENDRA® labeled as an over-the-counter treatment. While we are still in the very early stages of this process, we believe the market opportunity is significant. Currently, there are no FDA approved erectile dysfunction medications on the market that are available without a prescription. We believe that, if successful, this labeling could drive strong STENDRA® growth for years as well as significantly expand the market,” concluded Mr. Boctor.

Q3 2021 Financial Results

Net sales for the third quarter ended September 30, 2021 were $2.2 million, comprised of $1.4 million of net sales from Prescription Medicines and net sales of $0.8 million from Medical Devices. This compares to net sales for the quarter ended September 30, 2020, which were $3.5 million comprised of $2.6 million of net sales from Prescription Medicines and net sales of $0.9 million from Medical Devices. Prescription Medicines consists primarily of STENDRA®, which is indicated for male erectile dysfunction and Medical Devices, which includes vacuum erection devices (“VEDs”) and associated accessories and products. The Prescription Medicines segment, primarily STENDRA®, net sales declined 47% year-over-year in the third quarter, driven by higher sales allowances resulting mostly from higher discounting provided to online distributors and returns from expired products.

Total gross profit for the third quarter of 2021 decreased to $1.8 million, comprised of $1.3 million from Prescription Medicines and $0.5 million from Medical Devices. Gross profit for the third quarter of 2020 was $2.5 million, comprised of $1.8 million from Prescription Medicines and $0.6 million from Medical Devices. Overall gross margins increased to 85%, up from 72% in the year-ago period, an increase of 1,300 basis points. This increase was driven by gross margins from prescription medicines increasing to 97% compared to 71% in the prior-year period. Gross margins from the medical devices segment decreased to 64% in the third quarter compared to 75% in the year-ago period.

Selling, general and administrative expenses for the third quarter of 2021 were $3.6 million, up from $3.1 million in the year-ago period. The increase in selling general and administrative expense during the third quarter was driven by higher expenses associated with the Metuchen merger that took place in December of 2020.

Research and development expenses for the third quarter of 2021 were approximately $281,000 versus approximately $37,000 in the prior-year period.

Adjusted EBITDA loss for the third quarter of 2021 was ($1.9) million versus $(0.7) million in the year-ago period. EBITDA was negatively impacted primarily due to lower net sales partially offset by a decrease in operating expenses of $0.5 million.

Net income for the third quarter of 2021 was negative $1.7 million versus negative $3.3 million in the year-ago period. The improvement in the net loss for the third quarter of 2021 was partially due to a non-operating gain from change in fair value of derivative liability related to the earnout from the Metuchen acquisition that was completed in December of 2020.

Cash totaled $8.1 million at September 30, 2021, compared to $17.1 million at December 31, 2020. This does not include cash raised in October 2021 of approximately $5.3 million net of fees and expenses.

About STENDRA® (avanafil)

STENDRA® (avanafil), originally launched by Auxilium Pharmaceuticals prior to that company's sale to Endo Pharmaceuticals, is an oral phosphodiesterase 5 (PDE5) inhibitor for the treatment of erectile dysfunction. STENDRA® is not for use in women or children. It is not known if STENDRA® is safe and effective in women or children under 18 years of age. 100-mg and 200-mg tablets can be taken as early as ~15 minutes before sexual activity. STENDRA® works only with sexual stimulation and should not be taken more than once a day. STENDRA® can be taken with or without food; do not drink too much alcohol when taking STENDRA® (for example, more than 3 glasses of wine or 3 shots of whiskey) as it can increase chances of side effects. Of people enrolled in clinical trials, 1.4%, 2.0%, and 2.0%, stopped taking STENDRA® (50 mg, 100 mg, or 200 mg, respectively) due to side effects compared to 1.7% on placebo. STENDRA® was designed and developed expressly for erectile dysfunction. Currently, STENDRA® is covered for ~75% of commercially insured lives, with a co-pay as low as $0. For more information visit: https://stendra.com/.

STENDRA® Important Risk Information

STENDRA® can cause your blood pressure to drop suddenly to an unsafe level if it is taken with certain other medicines. A sudden drop in blood pressure can cause you to feel dizzy, faint, or have a heart attack or stroke.

Do not take STENDRA® if you:

•	take medicines called nitrates, which are used to treat chest pain (angina)

•	use street drugs called "poppers," such as amyl nitrate and butyl nitrate

•	take medicines called guanylate cyclase stimulators, which include Adempas® (riociguat), a medicine that treats pulmonary arterial hypertension and chronic thromboembolic pulmonary hypertension

•	are allergic to avanafil or any of the ingredients in STENDRA®

Stop sexual activity and get medical help right away if you have symptoms such as chest pain, dizziness, or nausea during sex. Sexual activity can put an extra strain on your heart, especially if your heart is already weak from a heart attack or heart disease. Discuss your health with your healthcare provider to ensure you are healthy enough for sex.

STENDRA® can cause serious side effects.

Uncommonly reported side effects include:

•	An erection that will not go away (priapism). If you have an erection that lasts more than 4 hours, get medical help right away.

•	Sudden vision loss in one or both eyes. Sudden vision loss in one or both eyes can be a sign of a serious eye problem called non-arteritic anterior ischemic optic neuropathy (NAION). It is uncertain whether PDE5 inhibitors directly cause vision loss. Stop taking STENDRA® and call your healthcare provider right away if you have sudden vision loss in one or both eyes.

•	Sudden hearing decrease or hearing loss. Some people may also have ringing in their ears (tinnitus) or dizziness.

Before you take STENDRA®, tell your healthcare provider if you:

•	have or have had heart problems such as a heart attack, irregular heartbeat, angina, or heart failure; have had heart surgery within the last 6 months; have had a stroke; have low blood pressure, or high blood pressure that is not controlled; have a deformed penis shape

•	have had an erection that lasted for more than 4 hours; have problems with your blood cells, such as sickle cell anemia, multiple myeloma, or leukemia; have retinitis pigmentosa, a rare genetic (runs in families) eye disease; have ever had severe vision loss, including an eye problem called non-arteritic anterior ischemic optic neuropathy (NAION); have bleeding problems; have or have had stomach ulcers; have liver problems; have kidney problems or are having kidney dialysis; or have any other medical conditions

Tell your healthcare provider about all of the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements. STENDRA® may affect the way other medicines work, and other medicines may affect the way STENDRA® works, which may cause side effects. Especially tell your healthcare provider if you take any of the following:

•	medicines called nitrates

•	medicines called guanylate cyclase stimulators, such as riociguat

•	medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®), or atazanavir (Reyataz®)

•	some types of oral antifungal medicines, such as ketoconazole (Nizoral®) and itraconazole (Sporanox®)

•	some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin

•	medicines called alpha-blockers. These include terazosin (Hytrin®), tamsulosin HCl (Flomax®), doxazosin (Cardura®), prazosin HCl (Minipress®), alfuzosin HCl (UroXatral®), dutasteride and tamsulosin HCl (Jalyn®), or silodosin (Rapaflo®). Alpha-blockers are sometimes prescribed for prostate problems or high blood pressure. In some patients, the use of STENDRA® with alpha-blockers can lead to a drop in blood pressure or fainting

•	other medicines that treat high blood pressure

•	other medicines or treatments for ED

Do not drink too much alcohol (for example, more than 3 glasses of wine or 3 shots of whiskey) when taking STENDRA®, as this can lead to increased chances of headache, dizziness, increased heart rate, or lowered blood pressure.

STENDRA® does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA® are headache, flushing, stuffy or runny nose, sore throat, and back pain.

Tell your healthcare provider if you have any side effect that bothers you or does not go away. These are not all of the possible side effects of STENDRA®. For more information, ask your healthcare provider or pharmacist. Call your healthcare provider for medical advice about side effects.

Please see full Prescribing Information and Patient Information.

About Petros Pharmaceuticals

Petros Pharmaceuticals is committed to the goal of becoming a world-leading specialized men's health company by identifying, developing, acquiring, and commercializing innovative therapeutics for men's health issues, including, but not limited to, erectile dysfunction, endothelial dysfunction, psychosexual and psychosocial ailments, Peyronie's disease, hormone health, and substance use disorders.

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1 1 See “Reconciliation of Non-GAAP Financial Measures” at the end of this press release for information regarding EBITDA.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon Petros Pharmaceuticals, Inc.’s (“Petros,” “we,” “our,” “us” or the “Company”) management’s assumptions, expectations, projections, intentions and beliefs about future events. In some cases, predictive, future-tense or forward-looking words such as “intend,” “develop,” “goal,” “plan,” “predict”, “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” “forecast,” “should” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of risks and uncertainties, including, without limitation, Petros’ ability to execute on its business strategy, including its plans to develop and commercialize its product candidates; Petros’ ability to comply with obligations as a public reporting company; the ability of Petros to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002; the risk that the financial performance of Petros may not be as anticipated by the merger transactions that resulted in the Company’s creation; risks resulting from Petros’ status as an emerging growth company, including that reduced disclosure requirements may make shares of Petros common stock less attractive to investors; risks related to Petros’ history of incurring significant losses; risks related to Petros’ dependence on the commercialization of a single product, STENDRA®, and on a single distributor thereof; risks related to the termination of Petros’ commercial supply agreement with Vivus, including the risk that Petros may not be able to obtain sufficient quantities of STENDRA® in a timely manner or on commercially viable terms; risks related to Petros’ ability to obtain regulatory approvals for, or market acceptance of, any of its products or product candidates; and the expected or potential impact of the novel coronavirus (“COVID-19”) pandemic, including the emergence of new variants, such as the Delta variant, and the related responses of governments, consumers, customers, suppliers, employees and the Company, on our business, operations, employees, financial condition and results of operations. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in the Company’s periodic reports and in other filings that the Company has filed, or may file, with the U.S. Securities and Exchange Commission (the “SEC”) under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere. The Company cautions readers that the forward-looking statements included in this press release represent our beliefs, expectations, estimates and assumptions only as of the date of hereof and are not intended to give any assurance as to future results. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, the Company cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Accordingly, you should not unduly rely on any forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by federal securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure utilized by management to evaluate the Company’s performance on a comparable basis. The Company believes that Adjusted EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business as Adjusted EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization and to evaluate the Company’s ability to service debt. In addition, Adjusted EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income as an indicator of operating performance (as determined in accordance with GAAP). The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.

The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance or that are non-recurring in nature. For example, Adjusted EBITDA:

●	does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and

●	does not reflect payments related to income taxes, if applicable.

The following table presents a reconciliation of Net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$(1,696,898)	$(3,300,363)	$(800,734)	$(15,147,953)

Interest Expense	67,936	970,085	356,873	2,233,794
Income tax expense (benefit)	2,345	(6,143)	9,045	(49,895)
Depreciation and amortization expense	1,728,828	1,661,362	5,186,486	4,984,084
EBITDA	102,211	(675,059)	4,751,670	(7,979,970)
Change in fair value of derivative liability	(1,970,000)	—	(9,640,000)	—
Adjusted EBITDA	$(1,867,789)	$(675,059)	$(4,888,330)	$(7,979,970)

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

CONTACTS:

Investors:

CORE IR

ir@petrospharma.com

Media:

Jules Abraham

CORE IR

917-885-7378

pr@coreir.com